ENDORSEMENT AGREEMENT

THIS ENDORSEMENT AGREEMENT (the or this "Agreement") is effective as of the date of full execution hereof ("Effective Date"), and is entered into by and between ABG-Shaq, LLC, a Delaware limited liability company with an address of c/o Authentic Brands Group, LLC, 1411 Broadway, 21st Floor New York, NY 10018 ("ABG" or a "Party") and The Alkaline Water Company, Inc. d/b/a Alkaline88, a Nevada corporation with an address at 8541 E. Anderson Drive, Suite 100/101, Scottsdale, AZ 85255 ("Company" or a "Party" and together with ABG, the "Parties").

1. Definitions.

(a) "Advertising & Promotion" shall be defined as any and all of Company's advertising, marketing and promotional efforts made for purposes of selling Endorsed Products (as hereinafter defined), including, without limitation, television advertising (e.g., commercials, etc.), digital advertising (e.g., search engine optimization, search engine marketing, etc.), internet media (e.g., social media, Company's website, etc.), and public relations.

(b) "Business" shall be defined as Company's business operation relating to the Endorsed Products and otherwise under this Agreement.

(c) "Calendar Quarter" shall be defined as the following three (3) month periods during a given calendar year: from July 1 through September 30; from October 1 through December 31; from January 1 through March 31; and from April 1 through June 30.

(d) "Endorsed Products" shall be defined as Company's 'ALKALINE88' branded Products (as hereinafter defined).

(e) "Licensed Property" shall be defined as the rights in and to the following: (i) the image, likeness, voice, and persona of Personality (as hereinafter defined); and/or (ii) the rights in and to the 'SHAQUILLE O'NEAL' trademarks, whether registered under applicable laws of the Territory (as hereinafter defined) and/or protected under common law of the Territory, to the extent recognized.

(f) "Personality" shall be defined as retired professional basketball player, Shaquille O'Neal.

(g) "Products" shall be defined as bottled water.

(h)  "RoyaltyZone" shall be defined as ABG's current (as of the Effective Date) preferred royalty reporting and approvals submission software, a detailed explanation of which can be found at www.royaltyzone.com.

(i) "Social Media Accounts" shall be defined as the following pages/accounts controlled by ABG and/or Personality:

(i) "Facebook" shall be defined as the page located at www.facebook.com/shaq;

(ii) "Instagram" shall be defined as the page located at www.instagram.com/shaq and Personality's Instagram account (@shaq);

(iii) "Twitter" shall be defined as the page located at www.twitter.com/shaq and Personality's Twitter account (@shaq); and

(iv) "TikTok" shall be defined as the page located at www.tiktok.com/shaq and Personality's TikTok account (@shaq).

(j) "Term" shall be defined as the period beginning on the Effective Date and, unless sooner terminated pursuant to the terms hereof, ending on May 1, 2024, with each 'Contract Year' included therein being defined as the following:

(i) "Contract Year 1" shall be defined as: the Effective Date through and including April 30, 2022;

(ii) "Contract Year 2" shall be defined as: May 1, 2022 through and including April 30, 2023; and

(iii) "Contract Year 3" shall be defined as: May 1, 2023 through and including April 30, 2024.

(k) "Territory" shall be defined as Canada, Mexico and United States of America (including its territories and possessions).

(l) "Tie-In Program" shall be defined as any program or plan developed around a particular third party product or property and designed primarily to generate additional income related to such third product or property (e.g., traffic builders, cross-promotions, third party programs involving the use of a premium or a third party's product and/or service), including, without limitation: (i) any program primarily designed to attract the consumer to purchase a product or service other than or in addition to the core product or property itself; and/or (ii) any cross-promotion with a third party and/or its products or services.

2. Endorsement Rights.

(a) Grant, Limitations & Reverse License.

(i) Grant of Endorsement Rights. ABG hereby grants to Company the non-transferrable, non-assignable, non-sublicensable, non-divisible right and license to use the Licensed Property as embodied in the Campaign (as hereinafter defined), solely in the Territory and during the Term (it being specifically understood that solely in the event that this Agreement expires upon the conclusion of the Term and is not terminated pursuant to Section 12 below, then Company shall be permitted to use the Licensed Property as embodied in the Campaign in the Territory for an additional six (6) consecutive months after the expiration of the Term), in connection with Company's Advertising & Promotion of the Endorsed Products as follows: (A) via broadcast television; (B) via the Internet; (C) via radio; and (D) via print (collectively, the "Campaign"), in each instance, subject to ABG's Approval (as hereinafter defined), and subject to the terms, conditions and limitations set forth in this Agreement (collectively, "Endorsement Rights"), it being agreed that, upon the expiration of the Term (and, for the avoidance of doubt, not the termination of the Agreement), (I) the Company may continue to use the Licensed Property in social media re-posts that were originally created during the Term (and, for the avoidance of doubt, Company shall not have any right to use the Licensed Property in any newly created social media posts / content), and (II) there shall be a six (6) month non-exclusive "wind down" period during which the Company shall continue to have all rights granted to the Company hereunder in connection with the removal of Brand Rights (as hereinafter defined) from the market.  Company's usage of the Brand Rights for internal, archival, historical, biographical and documentary (including corporate retrospectives and corporate infomercials) purposes (collectively, "Archival Purposes") shall be for an unlimited time period and shall survive the expiration or termination of this Agreement (except as otherwise set forth herein). For purposes of clarification, Archival Purposes shall include, without limitation, historical files on web sites of the Company, its licensees, affiliates, distributors and authorized users.

(ii) Limitations on Endorsement Rights. Notwithstanding anything to the contrary contained in this Agreement, the Parties specifically agree that the Licensed Property cannot be used, in whole or in part, in connection with any Tie-In Programs without ABG's Approval in each instance. Notwithstanding the foregoing, the Parties hereby agree that the Licensed Property will be used by Company to promote the Endorsed Products through various digital and printed point of purchase displays within Company's third party customer's retail units (collectively, "TP Retail Units") in the Territory during the Term of this Agreement (collectively, the "POP Materials") as approved by ABG in writing in each instance, it being specifically understood that Company hereby acknowledges and agrees to provide such TP Retail Units with thirty (30) days written notice of the expiration or termination of the Agreement requesting that such TP Retail Units remove any and all POP Materials promptly upon such expiration or termination of the Agreement.  Except as specifically provided herein, Company hereby acknowledges and ABG agrees that, both during the Term and at any and all times thereafter, Company has no right to, and Company shall not, affix or attach the Licensed Property, in any manner, to any Company products or services (including, without limitation, Endorsed Products) (e.g., either directly on any products or on any packaging therefor, etc.).

(iii) Reverse License. Company hereby grants to ABG, a royalty-free, perpetual, irrevocable, fully-paid, assignable, transferable, sublicensable right and license to utilize the Campaign and the Materials (as hereinafter defined), in its entirety or any portions thereof, in all media now known or hereafter developed, throughout the universe (individually and collectively, "Licensed Rights") as follows: (i) on any one (1) or more of ABG's websites, social media accounts (including, without limitation, the Social Media Accounts) and all successor medias thereto, whether now known or hereinafter developed; and (ii) in connection with historical and archival purposes (e.g., documentary, commentary, corporate retrospective, historical files on websites of ABG).

(b) Exclusivity.

(i) ABG shall not enter into any agreement with any third party for Personality's performance of the same or similar Personality Services (as hereinafter defined) in support of an endorsement campaign for third-party Products to be publicly exploited and/or exhibited in the Territory during the Term. Notwithstanding anything to the contrary contained herein, Company hereby acknowledges and agrees that Personality (and ABG, as applicable) is permitted to provide services (including, without limitation, performance of the same or similar Services, as such term is hereinafter defined), including, without limitation, providing promotional, marketing or consumer-facing services for the benefit of, grant and maintain a license to use the Licensed Property to (or on behalf of), or otherwise endorse or commercially affiliate himself with, entities/brands that manufacture and/or distribute (I) coffee and coffee-based products, (II) chicken, (III) breakfast sandwiches, (IV) papadias, (V) beef products, and/or (VI) pizza, including, without limitation, DYLA LLC d/b/a Forto (in connection with Forto-branded coffee and coffee-based products), SQS IP, LLC (in connection with the "Shaquille's" high-end dining restaurant(s)), BCIP, LLC (in connection with the "Big Chicken" fast-casual dining, chain restaurants with menus primarily focused on chicken dishes), Krispy Kreme Doughnut Corporation (in connection with Krispy Kreme-branded breakfast sandwiches and other products), Golden West Food Group Inc. and Meat District LLC (in connection with Meat District-branded beef-only products), and Papa John's Marketing Fund, Inc. and Papa John's International, Inc. (in connection with Papa John's-branded pizza, papadias and other products), and Company further hereby agrees that it shall not utilize the Licensed Property in any of the foregoing food categories without the prior written approval of ABG of the same in each instance. Additionally, for the avoidance of doubt, Personality's appearance at sporting and other events (e.g., red carpets, parties, award shows and the like), or in the case of Personality providing any services in connection with any of the above referenced agreements, in each case, which have relationships, endorsements or promotions with any third-party Products shall not be deemed a breach of this Agreement, provided that Personality's interaction with such third-party Products does not provide any direct endorsement or promotion of any such third-party Product.

(ii) Notwithstanding anything to the contrary contained herein, Company hereby acknowledges and agrees that pursuant to an agreement for Personality's services ("Turner Agreement") with Turner Broadcasting System, Inc. ("Turner"), Personality currently appears on "Inside the NBA" on TNT ("TNT Program"). Company hereby acknowledges and agrees that, pursuant to the Turner Agreement, in the course of Personality providing services thereunder on the TNT Program, Personality may be required to discuss or mention certain products or services (e.g., in so-called "lead-ins" and/or "lead-outs"). In the event that Turner or any of Turner's affiliates requests that Personality provide "lead-ins", "lead-outs", or other similar services for any third-party product or service that is competitive with the Endorsed Products hereunder, and such third-party product or service is sold, manufactured, exploited, or exhibited by a sponsor of the TNT Program, neither ABG nor Personality shall be deemed to be in default or breach of this Agreement.

(c) Territory ROFO.

(i) During the Term, and provided that Company is not in breach of this Agreement, Company shall have a right of first offer ("ROFO") to amend this Agreement ("Option Amendment") to include additional countries / jurisdictions as part of the Territory hereunder (each, an "Option Territory"). In the event ABG or Company desires to enter into an Option Amendment during the Term, such Party shall notify the other Party of the same, in writing ("Option Notice"); it being specifically understood that ABG shall not enter into any agreement with any third party regarding any country / jurisdiction that would be deemed an Option Territory under this Agreement without first issuing to Company an Option Notice hereunder, pursuant to the terms of this Section 2(c).

(ii) In the event that: (A) ABG issues the Option Notice, Company shall have fifteen (15) days from the date of ABG's notice ("Option Window") in order to submit a written offer for the Option Amendment to ABG ("Offer"); it being specifically understood that Company's failure to submit such Offer prior to the expiration of the Option Window shall be deemed Company's waiver of the right to exercise the ROFO; or (B) Company issues the Option Notice, such Option Notice shall include all terms of Company's Offer for the Option Amendment (e.g., financial terms, etc.).

(iii) In the event that ABG: (A) does not accept, or rejects, Company's Offer, or in the event of Company's waiver of the ROFO (whether by way of silence or voluntary waiver), ABG shall be free to enter into an agreement with any third party for the Option Territory(ies); or (B) does accept Company's Offer, then the Parties shall work together in good faith to negotiate and enter into the Option Amendment; it being understood, however, that in the event that the Option Amendment is not fully executed within thirty (30) days from the date on which ABG accepts Company's Offer ("Negotiation Window"), despite the Parties' good faith efforts, then, in ABG's sole discretion: (I) the Negotiation Window shall be extended; or (II) the same shall be deemed ABG's rejection of Company's Offer, and Section 2(c)(iii)(A) of the Agreement above shall apply.

(d) Brand Restrictions.

(i) Company shall not enter into any license agreement or acquire any rights in or to any photographs or other assets of Personality from any party other than ABG for use during the Term, whether for use in connection with the Endorsed Products or otherwise, without ABG's Approval, which Approval shall be granted or withheld in ABG's discretion, acting reasonably. Company shall not, during the Term or at any time thereafter: (I) defame or disparage the Licensed Property (or any portion thereof) or ABG, Personality, nor shall Company place the Licensed Property (or any portion thereof), ABG or Personality in a negative light, whether in connection with this Agreement or otherwise, or (II) utilize the Licensed Property (or any portion thereof) in association with, nor shall Company associate Personality with any of the following: (A) alcohol, drugs (including, without limitation, both prescription and non-prescription) or other supplements; (B) pork products; (C) death; (D) pornography or other "adult only" or sexually explicit activities; (E) massage parlors, prostitution or any dating or escort activities; (F) weapons or ammunition; (G) denigration or discrimination against individuals based on race, national origin, gender, religion, disability, ethnicity, sexual orientation, gender identity or age; (H) incontinence; (I) weight loss/gain; (J) medical conditions (including, without limitation, hair loss); or (K) political campaigns or causes.

(ii) Company hereby acknowledges that ABG, as successor in interest to Personality, is the sole and exclusive owner of a worldwide portfolio of copyrights, trademarks and other intellectual property rights related to Personality, and the rights of publicity, and other rights in and to the name, image, likeness, persona, personality, voice, signature, and other indicia of, and rights of association and endorsement related to, Personality including, without limitation, pursuant to Section 43(a) of the United States Lanham Act (collectively, the "Shaq Rights"). Company further acknowledges and agrees that: (A) any and all use of the Shaq Rights and/or any intellectual property rights related to Personality (e.g. exploitation of a copyrighted photograph of Personality), whether in connection with the Endorsed Products or otherwise, requires the consent and authorization of ABG in each instance, (B) ABG is the only person or entity that can authorize the use of Shaq Rights on or in connection with any products or services throughout the world, and (C) should Company or any third party desire to manufacture, advertise, sell, offer or otherwise exploit any products or services related to Personality, any and all such acts would be a use of the Shaq Rights and would therefore require the prior written consent of ABG in each instance.

(e) All Rights Reserved. Company shall only have the right to use the Licensed Property on or in connection with the Endorsement Rights strictly as authorized hereunder. As such, the rights granted herein do not extend to any other uses of the Licensed Property. All rights which are not specifically granted and licensed to Company hereunder are hereby expressly reserved by ABG and ABG may exercise any and all such rights at any time.

3. Personal Services & Expenses; Company Obligations.

(a) Services. So long as Company is not in breach of this Agreement and subject to Personality's personal and professional commitments, at Company's reasonable request during the Term, ABG shall require Personality to perform the following services (or ABG shall provide the following services on Personality's behalf, where applicable) (collectively, the "Personality Services"):

(i) Appearances.

(A) Specifics. Subject to Section 3(d) below and both ABG's and Personality's Approval and confirmation with respect to scheduling of dates, times and locations, ABG shall require Personality to be available to participate in nine (9) in-person service days during the Term (collectively, the "Appearance(s)"); it being specifically understood that (I) ABG shall require Personality to be available to participate in at least three (3) Appearances for the purpose of creating visual and audiovisual content (e.g., photos, videos, etc.) to be used in the Campaign (each individually and collectively, the "Production Appearance(s)"); and (II) ABG shall require Personality to be available to participate in the remainder of the Appearances for the purpose of participating in so-called "press events", or other mutually-agreed (in writing) public appearances (e.g., meet and greets, store appearances, etc.) to promote the Endorsed Products (each individually and collectively, the "Public Appearance(s)").

(B) Logistics. Company and ABG shall both use commercially reasonable efforts to schedule the dates, times and locations for Appearances so as to meet the reasonable needs of the Company while not unreasonably conflicting with Personality's previously scheduled other commitments, it being specifically understood that the first (1st) Production Appearance shall be scheduled for a date that is within three (3) calendar months of the date of full execution of this Agreement. Company understands that if Appearances are requested hereunder, then such Services may be coordinated with similar services for others entitled to the use of Personality's personal services (e.g., if Services include traveling to New York City, New York, Personality and/or ABG may coordinate such Services to be performed during a previously scheduled trip to New York City, New York). Company shall provide hair, make-up and/or wardrobe stylists for Personality in connection with all Appearances hereunder, provided each such stylist, and all wardrobe selections, shall be pre-approved by Personality in his sole, absolute discretion. Each Production Appearance shall not exceed eight (8) consecutive hours in duration, which time shall be exclusive of travel time and time spent for makeup and wardrobe, but inclusive of reasonable breaks (e.g., for meals, etc.), and each Public Appearance shall not exceed three (3) consecutive hours in duration, which time shall be exclusive of travel time and time spent for makeup and wardrobe, but inclusive of reasonable breaks (e.g., for meals, etc.).

(ii) Posts to Social Media Accounts. Subject to Section 3(d) below and both ABG's and Personality's Approval and confirmation with respect to scheduling of dates, times and specific Social Media Accounts, ABG shall require Personality to issue to the mutually-agreed (in writing) Social Media Accounts up to twenty-four (24) social / digital media posting(s) (each, a "Post") per Contract Year during the Term; it being understood that: (A) one (1) Post that is published on two (2) or more Social Media Account(s) with the same or substantially similar photographic and/or textual content shall count as multiple Post(s) for the purposes of this Section 3(a)(ii) (e.g., if Personality makes the same or substantially the same Post on Facebook and Twitter, the same shall count as two (2) Posts hereunder, and Personality will have two (2) less Posts remaining for the applicable Contract Year), (B) the content of all such Posts (including, without limitation, whether any such Post shall be via a "story" on the applicable Social Media Accounts, via the feed of the applicable Social Media Accounts, etc.) shall be proposed by Company and Approved by ABG, (C) in the event there is a dispute with respect to the specific Social Media Accounts to which any given Post is to be issued, ABG and Company shall work together in good faith to determine the applicable Social Media Account(s) to be utilized for the applicable Post, and (D) Company shall provide ABG and Personality with all suitable and necessary language and/or disclosures (e.g., #ad, #spon, etc.), compliant with all Federal Trade Commission ("FTC") standards and requirements to include in each Post (the "Required Disclosure") which shall clearly and conspicuously disclose to the public that ABG and/or Personality has been paid by Company in connection with such Posts. Company shall be solely responsible for ensuring that any and all Required Disclosures comply with all applicable laws, including, without limitation, the FTC's "Guides Concerning the Use of Endorsements and Testimonials in Advertising" and Company shall indemnify, defend, and hold harmless the ABG Indemnified Parties (as hereinafter defined) from any and all liability arising out of the same.  The Parties hereby acknowledge and agree that during the Term of this Agreement, (x) ABG will use commercially reasonable efforts to require Personality to post to the Social Media Accounts everyday life posts that contain Endorsed Products in an incidental or otherwise ancillary fashion (the "Living Posts"), it being specifically understood that ABG's or Personality's failure to do the same shall not be deemed a breach hereof; and (y) the Living Posts do not count against the above twenty-four (24) required Posts per Contract Year during the Term.

(iii) PR Integrations. Subject to Section 3(d) below and both ABG's and Personality's Approval and confirmation with respect to scheduling of dates, times and locations, ABG shall require Personality to participate in at least four (4) public relations integrations (e.g., via broadcast television, online media interviews, phone interviews, video-conference interviews, etc.) during the Term for the purpose of promoting the Endorsed Products and/or Campaign (collectively, the "PR Integration(s)"); it being specifically understood that (A) ABG shall (I) provide Company with at least two (2) approved (in ABG's sole and absolute discretion) photographs of Personality with the Endorsed Products and/or members of Company's management team for Company's public release in connection with each PR Integration, it being specifically understood that such photographs shall be captured by Company at a Production Appearance and approved (in writing) by ABG and/or licensed from Getty Images at Company's sole cost and expense, (II) require Personality to have one (1) Post issued in connection with each PR Integration (it being understood that each Post issued in connection with a PR Integration shall count towards Personality's total required amount of Posts hereunder), (III) provide Company with one (1) quote from Personality for a Press Release (as hereinafter defined) in connection with each PR Integration, and (IV) provide Company with a business headshot and business biography of Personality for each PR Integration, and (B) one (1) of the PR Integration(s) shall be used for the official announcement of the Campaign, as approved by ABG in writing.  Notwithstanding any of the foregoing, ABG hereby agrees, during the Term,: (x) to require Personality to be available in Atlanta, Georgia (or any other mutually agreed upon [in writing] location) for a one (1) hour photo session on or before seven (7) days prior to the Effective Date of this Agreement (or within 7 days of the date of full execution of this Agreement, whichever is later) for Company to obtain at least four (4) approved (in ABG's sole and absolute discretion, in writing) photographs of Personality with the Endorsed Products and/or members of Company's management team for Company's initial Press Release (as hereinafter defined) announcing this Agreement (the "Initial Photo Session"), and (y) that the Initial Photo Session does not count as one (1) of the aforementioned required PR Integrations hereunder.

(iv) Autographs. Subject to Section 3(d) below and both ABG's and Personality's Approval and confirmation with respect to scheduling of dates, times and locations, ABG shall require Personality to personally autograph and provide to Company at least one hundred (100) approved (in writing) memorabilia items that are provided by Company to ABG and Personality, at Company's sole cost and expense, during each Contract Year of  the Term, for the purpose of Company's customer and social media giveaways in connection with the Campaign (the "SHQ Autographed Items"); it being specifically understood that (A) Personality shall be permitted to autograph the SHQ Autographed Items during the Appearances hereunder, and (B) all SHQ Autographed Items shall be used for promotional purposes in connection with the Campaign only and shall not be used for independent retail sale or auction by Company.

(v) Turner Agreement. Notwithstanding anything to the contrary contained herein, Company hereby acknowledges and agrees that Personality may have appearance and/or promotional obligations to Turner in connection with the TNT Program or otherwise during the Term, and in no way shall ABG's or Personality's Services hereunder conflict with such existing obligations under the Turner Agreement.

(b) Business Services. So long as Company is not in breach of this Agreement and subject to Personality's personal and professional commitments, at Company's reasonable request during the Term, ABG shall require Personality to perform the following services (or ABG shall provide the following services on Personality's behalf, where applicable) (collectively, the "Business Services", and together with the Personality Services, individually and collectively, the "Services"):

(i) Advisory Board. During the Term, Company shall provide Personality with a brand ambassador title in connection with the Advertising & Promotion of the Campaign (e.g., Brand Awareness Accelerator, etc.), which such title shall be approved by ABG in advance in writing. Further to the foregoing, during the Term, Company shall provide Personality with a seat on Company's 'Advisory Board' in order to promote the strategic relationship between Company and Personality in connection with Personality serving as (A) a brand ambassador for the Endorsed Products, (B) an equity holder in Company, (C) a board advisor, and (D) strategic consultant, all of which shall be in furtherance of Personality helping Company to build consumer awareness for the Endorsed Products during the Term. ABG hereby consents to Company posting Personality's name, Approved headshot and Approved biography on the Advisory Board portion of its website during the Term of this Agreement.

(ii) Business Advisory Services. Subject to Section 3(d) below and both ABG's and Personality's Approval and confirmation with respect to scheduling of dates, times and locations, ABG shall require Personality to, or ABG shall, on Personality's behalf, use commercially reasonable efforts to do the following during the Term, it being specifically understood that Personality's and/or ABG's failure to do any of the following shall not be deemed a breach of this Agreement by Personality or ABG: (A) introduce Company to ABG's / Personality's retail partners in order for Company to try and get such retail partners to purchase Endorsed Products to re-sell at their retail locations; (B) assist Company with identifying and adding certain new, key retail accounts to sell Endorsed Products; (C) help Company to grow new and existing retail accounts (including adding new SKUs of the Endorsed Products at existing retail accounts) and Company's overall presence in the convenience, hospitality and international trade channels via mutually agreed upon (in writing) business and promotional services; (D) introduce Company to certain companies in connection with the potential sale of Company; and (E) introduce Company to certain companies in connection with Company's CBD-infused Products.

(c) Scope of Services.

(i) Condition Precedent. Company expressly acknowledges that the obligations of Personality to perform the Services specified hereunder are subject to the condition that all payments to ABG are current and up-to-date.

(ii) Pay or Play. In the event that Company fails to utilize any or all of the Services as and when the same are allocated and/or scheduled pursuant to the above (e.g., within a particular Contract Year), then: (A) the same shall not result in a reduction in any amounts due and/or payable to ABG hereunder, and (B) Company shall be deemed to have waived its right to utilize such Services (i.e., such Services may not be carried into future Contract Year, or beyond the expiration or early termination of the Term) unless otherwise Approved by ABG.  For clarity, the four (4) PR Integrations and nine (9) Appearances shall occur over the course of the entire Term and not broken up over Contract Years for utilization by Company.

(iii) No Dangerous Activity. The Parties acknowledge and agree that in no event shall Personality be required to participate in any physical activity during Personality's performance of any Services hereunder that may be of a dangerous nature or which may involve a risk of serious bodily injury to Personality and/or others, as determined by ABG and Personality in their collective sole and absolute discretion.

(iv) Additional Services. Personality's rendition of additional services beyond the scope of the Services set forth herein shall at all times be subject to the mutual agreement of the Parties (including, without limitation, the negotiation of appropriate remuneration in connection therewith, if applicable).

(d) Expenses. In connection with any and all services to be rendered by Personality and/or ABG hereunder (including, without limitation, the Services), Company shall be responsible, at Company's sole cost and expense, for all expenses, and Company shall provide and/or utilize those specified items, for Personality and the number of travel companions specified in the rider set forth on Exhibit A, attached hereto and incorporated herein by reference ("Rider"). For the avoidance of doubt, in the event that any Services do not require some types of expenses for Personality, Company shall still be responsible for all expenses (including those not required for Personality) for the aforementioned travel companions (e.g., if an Appearance is scheduled to take place in Personality's home town, such that air travel is not required for Personality, Company shall still be responsible for air travel expenses for the applicable companions that require the same).

(e) Company Obligations.

(i) Within five (5) business days of the date on which this Agreement is fully executed, Company shall provide ABG a complete list of key contacts and personnel within Company's organization that will be responsible for the Business to be conducted by Company under this Agreement.

(ii) Within forty-five (45) days of the date on which this Agreement is fully executed, Company shall: (A) provide ABG a detailed business and marketing plan for the Business in a form and with all information as requested by ABG, including, without limitation, Advertising & Promotion plans ("A&P Plan") covering the Term; (B) at Company's sole cost, meet with ABG's creative, marketing, and branding team at ABG's office in New York City, New York, for a one-day introductory workshop for the Business; and (C) at Company's sole cost, schedule and actively participate in a demonstration of RoyaltyZone.

4. Consideration & Payments.

(a) Consideration.

(i) Endorsement Fee. As consideration for the rights granted herein, Company shall pay to ABG the sum of Three Million United States Dollars ($3,000,000 USD) ("Endorsement Fee"), in accordance with the payment schedule set forth in Section 4(b)(i) of this Agreement below. Company hereby acknowledges that the Endorsement Fee is payable to ABG even if Company fails to utilize any portion of the Licensed Property or any portion of the Services during the Term, as expressed herein, and is a condition of Company entering into this Agreement.

(ii) Equity. As further consideration for the rights granted herein, Company shall grant to ABG those certain Series S preferred shares convertible to common stock on a one-to-one basis of the Company (collectively, the "Shares") as follows: (A) upon the date of full execution of this Agreement, Company shall grant and deliver to ABG six million six hundred eighty-one thousand and ninety (6,681,090) Shares, subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like; and (B) such Shares shall be issued by Company to ABG as soon as commercially practical pursuant to the schedule set forth herein. The Shares will be subject to the terms of a grant agreement and other customary agreement(s) including stockholder rights and protections appropriate for a substantial investor, in each case, in a form reasonably satisfactory to ABG (the "Equity Agreements"), to be negotiated in good faith between Company and ABG and executed and delivered promptly (but in no event later than ten (10) business days after the date of full execution of this Agreement), provided, however, that if the Equity Agreements have not been executed and delivered promptly after the execution of this Agreement, then ABG shall have the right, in its sole discretion, upon written notice to Company and the expiration of ten (10) days for Company to cure such deficiency from receipt of such written notice from ABG, to terminate this Agreement in its entirety. The terms of the Equity Agreements once executed and exchanged between ABG and Company shall control in the event of any conflict between the terms herein relating to such Shares and the terms of the Equity Agreements relating to such Shares.  The Parties hereby agree that, subject to Section 12(b)(ii) below, the Shares shall vest as follows: (I) thirty-three and thirty-four hundredths percent (33.34%) immediately upon the execution of this Agreement; (II) thirty-three and thirty-three hundredths percent (33.33%) on May 1, 2022; and (III) thirty-three and thirty-three hundredths percent (33.33%) on May 1, 2023.  Notwithstanding the preceding sentence, the Shares not yet time-vested would vest and be fully and immediately exercisable upon a sale, or a change of ownership or control, of Company.

(iii) Free Units of the Endorsed Products. Company shall ship, at Company's sole cost, up to One Thousand United States Dollars ($1,000 USD) of Endorsed Products to ABG in each Contract Year during the Term ("Free Units"). The assortment of Free Units shall be at ABG's sole discretion and will not be sold by ABG.

(b) Payments to ABG.

(i) Timing of Payment of Endorsement Fee. Company shall pay to ABG the Endorsement Fee in accordance with the following schedule: (I) Five Hundred Thousand United States Dollars ($500,000 USD) within five (5) business days of the date on which this Agreement is fully executed ("Signing Payment"); (II) Five Hundred Thousand United States Dollars ($500,000 USD) on or before the date of completion of the first (1st) Production Appearance hereunder; and (III) eight (8) equal installments of Two Hundred Fifty Thousand United States Dollars ($250,000 USD) on or before each of the following dates: (A) May 1, 2022; (B) August 1, 2022; (C) November 1, 2022; (D) February 1, 2023; (E) May 1, 2023; (F) August 1, 2023; (G) November 1, 2023; and (H) February 1, 2024.

(ii) Wire Instructions. Company shall be solely responsible for any costs and/or fees associated with making any and all payments to ABG as required under this Agreement, including, without limitation, wire transfer fees. Company shall pay all sums due to ABG by wire transfer to the following account, unless otherwise instructed by ABG and memorialized in a written amendment to this Agreement, duly executed by authorized signatories of, and delivered by, each of the Parties hereto:

Payee:    ABG-Shaq, LLC

Bank of America

  One Bryant Park

New York, NY 10036

Account Number: 483043584155

ABA Routing Number (for domestic transfers):

           Wire: 026009593 / ACH: 021000322

       Swift Code (for international transfers): BOFAUS3N

                      Reference: Shaquille O'Neal // Alkaline88

(iii) Currency. All monetary figures included herein are in United States Dollars.

(iv) No Deductions. Company may not deduct from, setoff or offset the Endorsement Fee or any other amount payable to ABG for any reason. For purposes of illustration but without limitation, Company may not deduct: Union Fees (as hereinafter defined), Other Fees (as hereinafter defined), uncollectible accounts, wire transfer fees, bank fees or any other fees associated with making any and all payments to ABG, slotting fees, advertising or other expenses of any kind, the costs incurred in the operation of the Business, or the conversion of any currency into United States Dollars.

(c) Allocation. ABG may, in ABG's sole discretion, allocate and apply payments it receives from Company hereunder. Partial payment by Company to ABG of any amounts due hereunder shall not, in any circumstance, avoid default by Company as to the full amount of any such payments, and Company shall not be entitled to any return of the amount of any partial payments in the event of any expiration or termination of this Agreement.

(d) Taxes & Fees.

(i) All sales, use, value added, withholding, local privilege, excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of the Endorsed Products, the Business or on any aspect of performance of this Agreement, shall be Company's responsibility. ABG shall only be responsible for the actual taxes on ABG's net income resulting from this Agreement.

(ii) Union Fees; Other Fees. Company hereby acknowledges that Personality is a member of SAG-AFTRA. In addition to and separate from any other compensation payable to ABG hereunder, if Company engages any performance or service of Personality hereunder in any way that is subject to the jurisdiction of any applicable union, guild or other organization of which he is a member (including, without limitation, SAG-AFTRA), either during or after the Term, then Company shall pay, as required by such union, guild or other organization, all minimum payments or fees (for benefit plans or otherwise) required to be made with respect to Company's use of Personality's services hereunder ("Union Fee(s)").  Company shall be solely responsible for any costs and/or fees associated with making any and all payments to ABG as required under this Agreement, including, without limitation, wire transfer fees ("Other Fees"). In no event shall ABG be responsible for any Union Fees or Other Fees that may arise out of this Agreement.

5. Sub-Contractors. In the event Company wishes to sub-contract any or all of the operation of the Campaign or related Business hereunder (e.g., design of the Campaign, creation of Endorsed Products, etc.) to any third party (e.g., ad agencies, photographers, videographers, producers, crew, etc.) (each, a "Sub-Contractor"), the same may only be done if and after ABG has given its Approval therefor. As such, Company shall submit a written request for all Sub-Contractors to ABG for ABG's Approval, which request shall include all of the following information for each such Sub-Contractor: corporate name, office address, principals, and the specific Business contemplated to be sub-contracted. If requested by ABG, Company shall provide ABG with additional information about any proposed Sub-Contractor, such that ABG will have sufficient information to evaluate Company's request for Approval of such Sub-Contractor. In the event ABG Approves any given Sub-Contractor, and only after Company delivers to ABG a written contract, signed by Company and the applicable Sub-Contractor, in a form Approved by ABG ("Sub-Contractor Agreement"), then such Sub-Contractor shall be permitted to carry out only that portion of the Business for which ABG Approved such Sub-Contractor. Company shall use Company's best efforts to ensure that all Sub-Contractors abide by the terms of this Agreement. All acts of all Sub-Contractors shall be deemed to be the acts of the Company for all purposes of this Agreement.  ABG hereby approves and otherwise consents to the Company's use of its third party advertising agency Davis Elen Advertising as a Sub-Contractor during the Term of this Agreement.

6. Approvals.

(a) Approvals.

(i) Approval Rights. For purposes of this Agreement, "Approval" (and all grammatical variations thereof, e.g., Approve, Approved, etc.) shall be defined as ABG's prior written approval, which may be given or withheld in ABG's commercially reasonable discretion. ABG has the right to Approve all uses of the Licensed Property, whether by Company or any of its approved designees (including, without limitation, the use of the Licensed Property in connection with the Endorsed Products, the Campaign, Advertising & Promotion, any and all other items produced pursuant to this Agreement) (collectively, "Materials"), provided, however, that so long as the Materials comply with Section 2(d) of the Agreement above, ABG hereby agrees to Approve no less than thirty-three percent (33%) of all Materials submitted to ABG for Approval in accordance with this Section 6(a) (the "Required Approved Materials"), it being specifically understood that the use of any and all Required Approved Materials shall remain subject to ABG's Approval rights contained herein. Company hereby agrees that: (A) no Materials may be released or exhibited publicly, in any manner, unless and until ABG has Approved the same, (B) all Materials must be re-submitted for Approval each time a revision is made incorporating any changes, and (C) ABG's Approval of Materials hereunder is specifically limited to Approval of the use of the Licensed Property contained therein, and that to the extent any materials owned by third parties (e.g., logos, locations, individuals, etc.) ("Third-Party Materials") are incorporated therein, Company shall be solely responsible for identifying such Third-Party Materials, and for obtaining an appropriate license from the owner(s) of such Third-Party Materials to secure all applicable rights to use and otherwise exploit such Third-Party Materials.

(ii) Approval Process.

(A) General. ABG shall respond to each request for Approval from Company within five (5) business days of ABG's receipt of such request ("Approval Window"); provided, however that ABG's silence or failure to respond to any such request prior to the expiration of the Approval Window shall be deemed ABG's disapproval of the Materials contained in such request for Approval. Company hereby acknowledges that ABG's Approval of any particular Materials for a specific purpose shall only be deemed an Approval for said purpose. Company shall be required to re-submit any previously Approved Materials to the extent Company wishes to use the same for other purposes. Company hereby acknowledges that, in the event Company fails to obtain ABG's consent or Approval for any act or omission requiring such consent or Approval (e.g., use of Licensed Property, etc.), the same shall be deemed a non-curable breach of this Agreement entitling, but not requiring, ABG to immediately terminate this Agreement.

(B) Advertising & Promotion. Company shall create and submit to ABG, via RoyaltyZone or via email (as specified by ABG) the concept (e.g., story boards, mock-ups, etc.) ("Concept") for each Advertising & Promotion exploitation (each, an "Advertisement"). After Approval of such Concept, and prior to the public exhibition of any Advertisement, Company shall create and submit to ABG, via RoyaltyZone or email (as specified by ABG), the completed Advertisement intended for public exhibition. After Approval of such Advertisement, Company shall be permitted to publicly exhibit the same, through those channels (e.g., broadcast television, Internet, radio, and in-cinema) Approved by ABG, in each case, subject to the terms, conditions and limitations of this Agreement.

(C) Press Releases.  Unless required by applicable Law or the rules of an applicable securities market or exchange, Company shall not itself or through its agents or representatives or otherwise indirectly, make, issue, distribute or disseminate any information or statements to the press regarding ABG, Personality, Personality's appearance in the Campaign and/or matters pertaining to or arising out of this Agreement (each a "Press Release"). In the event that Company desires to issue a Press Release, Company shall submit the same to ABG for Approval.  If ABG has not responded in writing prior to the expiration of an Approval Window, then the submission shall be deemed disapproved.  ABG shall have the right, but not the obligation, to include Company, the Campaign and the existence of a partnership between ABG and Company in connection with Personality in any and all such Press Releases. ABG hereby acknowledges that, pursuant to applicable Law,  Company must issue a press release within four (4) business days of the Effective Date of this Agreement detailing the terms of this Agreement, which such press release shall be submitted to ABG for prior written approval, and further file a copy of this Agreement with the Securities and Exchange Commission.

(b) Brand Standards.

(i) Brand Book & Style Guide. In the event ABG provides Company with a brand book ("Brand Book") and/or style guide ("Style Guide" and collectively with the Brand Book, the "Brand Toolbox"), Company shall follow the rules set forth therein. Company hereby acknowledges that the Brand Toolbox is subject to seasonal updates and other changes from time to time, and Company shall comply with such updates and changes on a prospective basis.

(ii) Nonconformities. If there is a substantial or material departure from any Materials Approved by ABG, then, ABG shall have the right, in its sole and absolute discretion, to demand that Company immediately cease all distribution and/or exploitation of such Materials and Company shall immediately comply with any such demand at Company's sole cost and expense. Company shall be required to re-submit any previously Approved, but non-conforming Materials, to the extent Company wishes to subsequently use the same. ABG may additionally require that any Materials be immediately recalled if it believes in its reasonable judgment that any of the foregoing may pose a health or safety hazard, or be detrimental to the goodwill of ABG, its parent, subsidiaries or affiliated companies, and Company shall immediately comply with any such requirement at Company's sole cost and expense.

(iii) Disclaimer. Company hereby acknowledges that Company shall bear the responsibility for and expense of compliance with the Approval and Brand Toolbox requirements hereunder. Company further acknowledges that the Approval or disapproval of any use of the Licensed Property may be based, without limitation, solely on subjective aesthetic standards. This Approvals process shall not be deemed a legal review, but purely as a process meant to verify that the use of the Licensed Property has been done in a manner that complies with this Agreement. Any Approval shall not waive, diminish or negate Company's indemnification obligations to ABG herein.

(iv) Quality Control. Company acknowledges that, if any Materials produced hereunder are of inferior quality in material and/or workmanship or not in accordance with applicable Laws (as hereinafter defined), then the substantial goodwill which ABG has built up and now possesses in the Licensed Property will be impaired. As such, Company shall use Company's best efforts to operate the Business in a manner consistent with the high prestige and quality associated with ABG, Personality, the Licensed Property and the Shaq Rights.

(v) Development. All costs and expenses of the Business (including, without limitation, design, manufacturing, registration, distribution, and sale of the Endorsed Products, and the operation of the Business, and other costs and expenses related to the Campaign and all Advertising & Promotion hereunder, including, without limitation, to the expense of compliance with the approval requirements set forth herein) shall be borne by Company.

7. Force Majeure. If, at any time during the Term, Personality and/or ABG are prevented, hampered or interrupted by, or interfered with in, in any manner whatsoever, fully performing either of their duties hereunder, by reason of: an emergency or illness in Personality's immediate family; Personality's illness, injury, or treatment for illness or injury; any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid); any act of God, earthquake, fire, flood, epidemic (including, without limitation, any pandemic), accident, explosion or casualty; any lockout, boycott, strike, labor controversy (including, without limitation, any threat of any of the foregoing); any riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention of military forces or act of public enemy; any embargo, delay of a common carrier, inability without default on Personality and/or ABG's part to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of its business; any cause beyond the reasonable control of Personality and/or ABG; or any other cause of any similar nature (each of the foregoing, a "Force Majeure Event"), then: (a) such of Personality's and/or ABG's Services hereunder shall be suspended as often as any such Force Majeure Event occurs, (b) during such period(s) of time as such Force Majeure Event(s) exist, such non-performance by Personality or ABG as it pertains to such Services shall not be deemed to be a breach of this Agreement by Personality or ABG or a forfeiture of any of Personality's or ABG's rights hereunder, and (c) ABG will nonetheless be entitled to retain any and all monies due, and payable to, ABG hereunder (including, without limitation, the Endorsement Fee and the Shares).

8. Intellectual Property.

(a) Ownership.

(i) ABG's Rights.

(A) Intellectual Property. Company hereby acknowledges that ABG is the owner of all intellectual property rights (including, without limitation, copyright, patent and trademark rights), whether now known or hereafter devised, in and to any and all materials of any sort utilizing, or any rights arising out of, the Licensed Property, including all such materials as may be developed by Company and all goodwill that is attached or may become attached to the foregoing (all of the foregoing, together with all other rights of ABG, the "Brand Rights"), and title thereto is and shall be in the name of ABG or ABG's designees. With respect to any Brands Rights that are developed or created by or on behalf of Company hereunder, whether in connection with the Business or otherwise (e.g., any and all additions to, and new renderings, modifications or embellishments of, Licensed Property), the same shall, notwithstanding such development or creation by or on behalf of Company, be and remain the sole and exclusive property of ABG, as follows: (I) to the extent any of the foregoing qualify as 'works of authorship' as such term is used in Section 102 et seq. of the United States Copyright Act, Title 17, United States Code ("Copyright Act"), then the same shall be deemed a "work made for hire" as defined in Section 101 et seq. of the Copyright Act; or (II) to the extent any of the foregoing are not deemed a "work made for hire" pursuant to the Copyright Act (e.g., inventions, etc.), then Company hereby assigns to ABG all right, title and interest in and to the same. Company shall also enter into written agreements with all of its employees, designees and Sub-Contractors (e.g., any advertising agency, photographer, videographer, crew, and other personnel used for the Campaign), in a form Approved by ABG, which agreement shall provide that any Brands Rights created by any of them in the course of the Business shall be the property of ABG pursuant to this Section (whether as a "work made for hire" or by assignment to ABG). Upon the request of ABG, Company shall submit to ABG copies and/or originals of all such agreements, and full information concerning the invention and creation of any such Brand Rights (e.g., the name of the employee who created the same, the date on which the same was created, etc.). Company shall not permit any of its employees to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs (as such terms are use in the present or any future versions of the Copyright Act, or any other statute or judicial decisions that may govern the same).

(B) Legal Lines. All uses of the Licensed Property shall bear appropriate copyright, trademark and credit notices, as provided by ABG ("Legal Lines"), either directly on the Materials using the same, or on tags, stickers or labels affixed thereto, and no Materials may be released to the public unless and until ABG has Approved Company's use of the Legal Lines. ABG may change the Legal Lines by giving Company written notice thereof, and Company shall effect such change as promptly as reasonably practical; provided, however, that if Company has any inventory of Materials then-existing or in production, which Materials bear the previous form of the Legal Lines, then Company may sell-off and/or exploit, as applicable, such Materials in the ordinary course of business during the Term. Company shall, at all times, comply with best practices with respect to intellectual property notifications and usage, including, without limitation, proper use the "™" or "®" designations, and not using any trademark as a generic term.

(b) Maintenance of Licensed Property. Company hereby acknowledges that Company's exercise of the Endorsement Rights (including, without limitation, all uses of the Licensed Property) shall inure solely to the benefit of ABG. Company shall cooperate with ABG, at ABG's request and sole cost and expense (excluding Company's outside attorney), in the procurement, maintenance and protection of the Brand Rights. In connection therewith, Company shall, without limitation, execute (if necessary) and deliver to ABG, in such manner as ABG shall reasonably request, from time to time, all instruments, documents, information and other items (e.g., samples of Endorsed Products) that ABG deems necessary such that ABG is able to: (i) apply for and effectuate copyright and trademark protection; (ii) record Company as a registered user of any trademarks pursuant to this Agreement; and/or (iii) cancel any such registration. With respect to the foregoing, ABG shall be permitted to employ counsel of ABG's own choice to direct the handling thereof. ABG makes no representation or warranty that copyright or trademark protection shall be secured in all elements of the Brand Rights.

(c) Enforcement of Licensed Property. Company shall assist ABG to ensure that third parties do not unlawfully infringe on Brand Rights. Company shall promptly notify ABG of any such infringements of the Brand Rights of which Company becomes aware. ABG shall have the exclusive right, at ABG's sole cost and expense (excluding Company's outside counsel fees) and exercisable at ABG's sole discretion, to institute in its own name, and to control, with counsel of its own choosing, all claims, suits and/or actions against third parties relating to the Brand Rights, and other proprietary rights in and to the same ("Infringement Claim"), and ABG shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise, in connection with such Infringement Claims. Company shall not take any action on account of, or in connection with, any Infringement Claim, other than to notify ABG of the same, and to cooperate with ABG, pursuant to this Section. Company hereby acknowledges that: (i) ABG has no obligation to take any action in connection with any Infringement Claim, and (ii) ABG shall incur no liability by reason of: (A) ABG's failure or refusal to take any such action against any Infringement Claim, or (B) any settlement relating to any Infringement Claim to which ABG may agree.

(d) Misuse of Brand Rights.

(i) No Attack. Company shall not, during the Term or at any time thereafter, attack or challenge, or lend assistance to any third party in connection with an attack or challenge, of any right, title or interest of ABG in and to any Brand Rights (including, without limitation, copyrights, trademarks and/or patents), whether by way of: (i) an application for and/or an opposition against any intellectual property rights relating to the Brand Rights, (ii) adoption of any intellectual property rights confusingly similar to, or that infringes, any of the Brand Rights, or (iii) any lawsuit, cancellation proceeding or action, or otherwise. Company shall not represent in any filing, presentation, document or other statement, whether written or verbal, that Company or any third party is the owner of the Brand Rights or any other Endorsement Rights, and Company shall not use or display any of the foregoing except as expressly permitted herein.

(ii) Brand Names/Accounts.

(A) Ownership. ABG shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any: (I) domain names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof ("Domain Names"), (II) corporate, trade or business names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof ("Business Names"), and (III) the Social Media Accounts and other social media accounts (e.g., on Twitter, Facebook, Instagram, etc.) that are branded with any Brand Rights, or any variation thereof (together with the Domain Names and Business Names, the "Brand Names/Accounts").  In clarification of the foregoing, ABG shall not obtain any ownership interest whatsoever by virtue of this Agreement in any of Company's existing domain names, business names, social media accounts and associated websites.

(B) Restrictions. During the Term and at all times thereafter, Company shall have no right to, and hereby agrees not to, register any Brand Name/Account incorporating, in whole or in part, Brand Rights or any variation(s) or derivative(s) thereof. Should Company register any Brand Name/Account incorporating any Brand Rights or any variation(s) or derivative(s) thereof, Company shall transfer the same to ABG, immediately upon ABG's request.

9. Representations and Warranties.

(a) ABG's Representations & Warranties; Disclaimer. ABG represents and warrants to Company that it has the necessary right, power and authority to enter into this Agreement and to perform its obligations hereunder (including, without limitation, to grant the Endorsement Rights granted to Company hereunder). Notwithstanding the foregoing or anything contained herein to the contrary, Company hereby acknowledges that ABG has not made, and is not making, any other express or implied representation or warranty to Company, including, without limitation, with respect to ABG; or any ABG Indemnified Party (as hereinafter defined); or as to the popularity, success, continued exploitation of, and/or marketing and advertising budget with respect to, the Licensed Property, the Endorsed Products or the Business.

(b) Company's Representations & Warranties. Company hereby represents and warrants to ABG that:

(i) (A) It has the full right, power and authority to enter into the Agreement and to perform all of its obligations hereunder; (B) it is adequately staffed and financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; (C) it is duly organized, validly existing and in good standing under the Laws of its state of organization; (D) all necessary acts have been effected by it to render the Agreement valid and binding upon it; (E) in its negotiations relative to the Agreement, it has not utilized the services of any finder, broker or agent and it owes no commission or fees to any such person in relation hereto; (F) there is no pending or threatened litigation which may affect Company's ability to fully perform its obligations herein; (G) the Endorsed Products shall at all times be designed, developed, manufactured, distributed, advertised, marketed, promoted, offered for sale, sold, and otherwise exploited in accordance with all applicable Laws; and (H) the Business shall at all times be operated in accordance with all applicable Laws;

(ii) Company and each of Company's parents, subsidiaries and affiliated companies, and each of their respective officers, directors, shareholders, employees, companies, agents, attorneys, successors and assigns (collectively, "Company Parties") shall comply with and act in accordance with (A) any and all applicable laws and other legal obligations of or in the Territory including, without limitation, local, state, federal and international directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, guides, judgments and civil or common law (including, without limitation, all laws regarding trademarks, copyrights, rights of publicity or any other intellectual property rights); (B) conventions and treaties to which any country, region and/or portion of the Territory and, if not included in the Territory, the United States, and any legal subdivisions thereof, is a party; and (C) industry and trade-association standards, rules or regulations (all of the foregoing in sub-sections (A), (B) and (C) being defined herein, collectively, as "Laws");

(iii) (A) The Campaign, the Endorsed Products and all Advertising & Promotion by Company (including, as applicable, its designees), shall be of high quality in design, material, workmanship, and execution; (B) no injurious, deleterious or defamatory material, writing or images shall be used in connection with the Licensed Property or the Business; (C) the Endorsed Products shall be merchantable and fit for the intended use herein, shall in all respects be safe to consumers and shall be manufactured and distributed in accordance with all applicable Laws; (D) Company shall undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry; and (E) Company shall comply with any and all product recalls issued by the Consumer Product Safety Commission (CPSC) or any other local, federal or state agency or Law;

(iv) Company shall not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon this Agreement or permit the commencement of any proceeding or foreclosure action on this Agreement or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales;

(v) Prior to Company's execution hereof, Company had the opportunity to provide a copy of this Agreement to, and review the same with, legal counsel of Company's own choosing, and that Company has either obtained advice from such legal counsel or has declined to seek such advice;

(vi) (A) Company owns all rights in and to the Endorsed Products (or the 'ALKALINE88' brand), including by way of example and not limitation, any and all trademarks and service marks used for or in connection therewith (e.g., 'ALKALINE88'), and (B) none of the design, development, manufacture, distribution, Advertising & Promotion, marketing, exploitation offering for sale, sale, or other exploitation of the Endorsed Products (including, without limitation, the Campaign) infringe any intellectual property right or otherwise violate any right of any third party; and

(vii) Company has not and will not, during the Term or at any time after expiration of the Term, create any expenses chargeable to ABG without Approval.

10. Indemnification.

(a) ABG's Indemnification Obligations. ABG shall indemnify, defend and hold harmless Company and its current and future parents, subsidiaries, affiliated companies and each of their respective current and future officers, directors, shareholders, employees, licensors, licensees, agents, attorneys, successors and assigns (each, individually, a "Company Indemnified Party")  from and against any and all third-party claims, liabilities, demands, causes of action, judgments, settlements, costs and expenses (including, without limitation, reasonable outside attorneys' fees and court costs) (collectively, "Claims") arising solely out of or in connection with the breach by ABG of any of its express representations or express warranties in this Agreement and/or the failure by ABG or Personality to perform any of its express obligations under this Agreement. ABG shall not be liable to Company or any third party under this Section 10(a) to the extent that: (i) any Claim is determined by a court of competent jurisdiction to result directly from any conduct of Company or any of Company's designees; or (ii) Company is required to indemnify ABG pursuant to Section 10(b) below.

(b) Company's Indemnification Obligations. Company shall indemnify, defend and hold harmless Personality, ABG and its current and future parents, subsidiaries, affiliated companies and each of their respective current and future officers, directors, shareholders, employees, licensors, licensees, agents, attorneys, successors and assigns (each, individually, a "ABG Indemnified Party") from and against any and all direct Claims, third-party Claims, and any Claims by any local, state or federal government or regulatory agency, authority or board, arising out of or in connection with any one (1) or more of the following: (i) the breach by Company of any of its express or implied representations, warranties or covenants in this Agreement; (ii) the failure by Company to perform any of its obligations under this Agreement; (iii) the design, development, creation, manufacture, distribution, Advertising & Promotion, marketing, exploitations, offering for sale, sale and other exploitation of the Endorsed Products (including, without limitation, the Campaign) (including, without limitation, any product liability, false advertising, tort Claims, and/or infringement Claims); and (iv) any acts, whether by omission or commission, by Company or any Company Indemnified Party, which may arise out of, in connection with, or is any way related to, the Campaign, the Business and/or this Agreement. Company hereby agrees that ABG's Approval shall not waive, diminish or negate Company's indemnification obligations to the ABG Indemnified Parties herein.

(c) Indemnification Process. The Party to be indemnified hereunder (the "Indemnitee") must give the indemnifying Party hereunder (the "Indemnitor") prompt written notice of any Claim, and the Indemnitor, in its sole discretion, may then take such action as it deems advisable to defend such Claim on behalf of the Indemnitee. In the event that appropriate action is not taken by the Indemnitor within thirty (30) days after the Indemnitor's receipt of written notice from the Indemnitee, the Indemnitee shall have the right to defend such Claim with counsel reasonably acceptable to the Indemnitor, and no settlement of any such Claim may be made without the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed. Even if appropriate action is taken by the Indemnitor, the Indemnitee may, at its own cost and expense, be represented by its own counsel in such Claim. In any event, the Indemnitee and the Indemnitor shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects with respect to any such Claim.

11. Insurance.

(a) Company shall procure and maintain, at its sole cost and expense, and cause its Sub-Contractors to obtain, at their sole cost and expense, during the Term and for a period of three (3) years thereafter ("Insurance Period"), comprehensive general liability insurance (including, without limitation, product liability insurance, inventory insurance, worker's compensation insurance, operations liability insurance, errors and omissions insurance, advertising injury insurance, and intellectual property insurance), to defend and protect the Parties against claims arising out of or in connection with the Business, the Endorsed Products and the Advertising & Promotion thereof. Insurance must be obtained from a company reasonably acceptable to ABG, in an amount not less than Five Million United States Dollars ($5,000,000 USD) in the aggregate, or Company's standard insurance policy limits, whichever is greater.

(b) Within five (5) business days of the date on which this Agreement is fully executed, Company shall submit to ABG a certificate of insurance naming each of ABG, Personality and Authentic Brands Group, LLC ("ABGLLC") as additional insureds ("COI"), which COI, or a renewal or replacement thereof, shall remain in force at all times during the Insurance Period, and shall require the insurer to provide at least thirty (30) days' prior written notice to Company, and all additional insureds, of any termination, cancellation or modification thereof.

(c) In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to ABG. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third-party agreement, then this Agreement shall be deemed to require such waiver. Company shall notify ABG of all claims regarding the Licensed Property, Materials and/or Endorsed Products under any of the foregoing policies of insurance promptly upon the filing thereof. Company's indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder. ABG shall be entitled to its proportionate share of the insurance proceeds received by Company in respect to the Endorsement Rights.

12. Termination.

(a) ABG's Right to Terminate.

(i) ABG shall have the right, but not the obligation, to suspend its performance hereunder and/or terminate this Agreement in its entirety upon the occurrence of any of the following events:

(A) The failure of Company to make any payment required to be made under this Agreement, which failure is not cured within five (5) business days of Company's receipt of written notice from ABG of the same; and/or

(B) The breach by Company of any of its representations or warranties herein, or the failure of Company to comply with any of the other terms of this Agreement or otherwise discharge its duties hereunder (it being understood that any such failure related to non-payment shall be governed by Section 12(a)(i)(A) above), and such breach or failure, to the extent curable, is not cured within fifteen (15) days of Company's receipt of written notice from ABG of the same; and/or

(C) The breach by Company of any provision of this Agreement, or the failure of Company to comply with any of the terms of this Agreement or otherwise discharge Company's duties hereunder, more than two (2) times during the Term; and/or

(D) The failure by Company to procure or maintain insurance pursuant to the terms of this Agreement; and/or

(E) Any act of gross negligence or wanton misconduct by Company, and such action is not corrected within ten (10) days of Company's receipt of written notice from ABG of the same; and/or

(F) The cessation of operations by Company, including, without limitation, Company's failure to continuously and diligently operate the Business or offer the Endorsed Products, for a continuous period of ninety (90) days); and/or

(G) The making by Company of an assignment for the benefit of creditors, or the filing by or against Company of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof.

(ii) Company hereby acknowledges that Company shall not have an opportunity to cure any breach which, by its terms, cannot be cured.

(b) Company's Right to Terminate.

(i) Company shall have the right, but not the obligation, to terminate this Agreement in its entirety upon the occurrence of any of the following events:

(A) Upon the occurrence of the material breach by ABG of any of its express obligations, express representations or express warranties herein, and such breach is not cured within thirty (30) days of ABG's receipt of written notice from Company of the same; and/or

(B) Upon the occurrence of a Force Majeure Event which results in the suspension by either Party of its performance under this Agreement for a period in excess of six (6) months; and/or

(C) In the event that Personality is significantly injured or has a mental or physical disability or any other reason beyond Personality's control that prevents Personality from rendering the Services under this Agreement (a "Personality Disability") for a period of thirty (30) consecutive days or more; and/or

(D) In the event Personality dies; and/or

(E) If at any time during the Term, Personality is arrested for, and/or convicted of, a felony or a crime of moral turpitude (and ABG acknowledges that ABG shall not have an opportunity for cure with respect to this provision), provided that (I) in the event Company wishes to exercise such termination right, it must do so within thirty (30) days following the date of such arrest, and (II) termination of this Agreement shall be Company's sole remedy for the same; and/or

(F) The making by ABG of an assignment for the benefit of creditors, or the filing by or against ABG of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof.

(ii) In the event that (A) ABG terminates this Agreement pursuant to Section 12(a) above, then the Company shall not have any further obligations hereunder and shall not be obligated to make any further payments or remittances of the Endorsement Fee to ABG or Personality in addition to what has already been paid to ABG as of the date of such termination, it being specifically understood that the Shares to be granted to ABG pursuant to Section 4(a)(ii) of the Agreement above shall still fully vest and be granted to ABG in accordance with the vesting schedule set forth in Section 4(a)(ii) of the Agreement above, or (B) the Company terminates this Agreement pursuant to Section 12(b) above, then the Company shall not have any further obligations hereunder and shall not be obligated to make any further payments or remittances of the Endorsement Fee or Shares to ABG or Personality in addition to what has already been paid / issued to ABG as of the date of such termination (i.e., ABG shall be permitted to keep the amount of the Endorsement Fee that has been paid to ABG and the amount of the Shares that have vested, in each case, as of the date of such termination but any of the Shares that have not vested as of the date of termination shall automatically be forfeited).

13. Expiration or Termination of Agreement.

(a) Effect of Expiration or Termination.

(i) Reversion of Rights; Survival. Upon any expiration or termination of this Agreement for any reason, all rights granted hereunder (including, without limitation, the Endorsement Rights, the right to incorporate the Licensed Property into any Materials, the right to use the Campaign, and the right to engage in any Advertising & Promotion) shall revert to ABG, and Company shall have no further rights whatsoever. Any Sections and any other obligations under the provisions of this Agreement which, by their term or implication, have a continuing effect, shall survive any expiration or termination of this Agreement.

(ii) Payments. Any and all unpaid amounts under this Agreement for the balance of the Term shall be immediately due as of the effective date of expiration, or termination (pursuant to Section 12(a) of the Agreement above only), and shall be paid to ABG no later than: (A) fifteen (15) days from the expiration of this Agreement, or (B) five (5) days from the termination of this Agreement pursuant to Section 12(a) of the Agreement above. In no event shall any expiration, or termination of this Agreement, or any payment to ABG pursuant to the preceding sentence, excuse Company from any breach or violation of this Agreement, and ABG shall have and hereby reserves all rights and remedies that ABG has, or are granted to ABG by operation of law.

(b) Return & Destruction. Except for Brand Rights used in social media posts originally created during the Term (and not, for the avoidance of doubt, in any new social media posts / content), within ten (10) days of any expiration or termination of this Agreement, Company shall, as directed by ABG, destroy or return to ABG, at Company's sole cost, any and all materials bearing the Licensed Property and/or Brand Rights, as well as all Materials used for the Campaign or any of the Advertising & Promotion efforts hereunder, including, without limitation, the Brand Toolbox.

14. Cumulative Rights & Remedies; Limitation of Liability.

(a) All Rights Cumulative. All rights and remedies conferred upon or reserved by the Parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such Parties at law or in equity or otherwise, including, without limitation, requests for temporary and/or permanent injunctive relief. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by either Party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such Party provided herein or available at law or in equity.

(b) Equitable Relief. Company acknowledges that any breach by Company shall cause ABG irreparable harm for which there is no adequate remedy at law, and in the event of such breach, ABG shall be entitled to, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

(c) LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AND EXCEPT FOR CLAIMS: (I) OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY EITHER PARTY, (II) IN CONNECTION WITH A PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10 OF THE AGREEMENT ABOVE, (III) IN CONNECTION WITH A BREACH OF A PARTY'S DUTY OF CONFIDENTIALITY PURSUANT TO SECTION 15 OF THE AGREEMENT BELOW, OR (IV) ARISING OUT OF COMPANY'S USE OF THE LICENSED PROPERTY IN ANY MANNER NOT SPECIFICALLY AUTHORIZED HEREUNDER, THEN NONE OF ABG, ABGLLC NOR COMPANY SHALL BE LIABLE TO EACH OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOOD WILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT OR IN TORT, EVEN IF ABG, ABG LLC OR COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. IN NO EVENT SHALL ABG'S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY RECEIVED BY ABG (EXCLUSIVE OF REIMBURSEMENT OF EXPENSES) HEREUNDER, REGARDLESS OF THE NUMBER OR TYPE OF CLAIMS.

15. Confidentiality.

(a) Confidential Information. For purposes of this Agreement, "Confidential Information" shall be defined as, with respect to each Party: non-public and/or proprietary information relating to a Party's business or operations, which information may be written, oral or maintained in electronic or any other form, which information is obtained, received, developed or derived by such Party, either directly or indirectly, by any means of communication or expression, prior to or during the Term of this Agreement, and shall include, without limitation: (i) finances, technology or other technical data, trade secrets, inventions, processes, formulas and know-how, (ii) designs, drawings, services, products, product plans, product development, marketing, marketing plans and information, customers, potential business partners, market information, suppliers, vendors, retailers, manufacturers, factories, and (iii) all documents, analyses, reports, research, business plans, studies, diagrams, marketing information or other materials that contain information. All Confidential Information is and shall remain the property of the disclosing Party.

(b) Exclusions from Confidential Information. As used in this Agreement, the term 'Confidential Information' shall not include any information that: (i) now or hereafter becomes, through no unauthorized act by or on behalf of the receiving Party, generally known or available to the public; (ii) known to the receiving Party, by lawful means, at the time the receiving Party receives the same from the disclosing Party; (iii) furnished to the receiving Party by a third party that does not have an obligation of confidentiality to the disclosing Party with respect thereto; or (iv) independently developed by the receiving Party without use of or access to the disclosing Party's Confidential Information.

(c) Obligations. Each Party acknowledges that it may have access to the other Party's Confidential Information, the value of which may be impaired by misuse, or by disclosure to a third party. The receiving Party agrees that it will not disclose such Confidential Information, except that the receiving Party may disclose the other Party's Confidential Information in order to perform the receiving Party's obligations under this Agreement, but solely to those who: (i) have a "need to know" such Confidential Information, (ii) are instructed and have agreed, in writing, not to disclose the Confidential Information, or use the Confidential Information for any purpose other than pursuant to the terms of this Agreement. The receiving Party shall take reasonable precautions to protect the confidentiality of the other Party's Confidential Information. Such precautions may, if requested by the disclosing Party, include the use of separate written confidentiality agreements, in a form approved by the disclosing Party. Following the expiration or termination of this Agreement, no Party shall disclose or use any of the other Parties' Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing Party. Each Party agrees to notify the other Party of the circumstances surrounding any inadvertent disclosure of Confidential Information by the receiving Party.

(d) Mandatory Disclosure. Nothing in this Agreement shall prevent the receiving Party from disclosing Confidential Information of the disclosing Party to the extent the receiving Party is required to do so by applicable Law or the rules of an applicable securities market or exchange.  Nothing in this Agreement shall prevent the receiving Party from disclosing Confidential Information of the disclosing Party to the extent the receiving Party is legally compelled to do so by any governmental investigative or judicial agency or court pursuant to proceedings over which such agency or court has jurisdiction; provided, however, that prior to any such disclosure, the receiving Party shall (i) assert the confidential nature of the Confidential Information to agency or court; (ii) promptly notify the disclosing Party in writing of the requirement, order or request to disclose; and (iii) at the disclosing Party's sole cost and expense (excluding the receiving Party's outside attorney fees), cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting the confidentiality of the Confidential Information.  Any Confidential Information that is disclosed under this Section shall otherwise remain subject to the provisions of this Agreement.

16. Legal Proceedings.

(a) Applicable Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to such agreements wholly made and to be performed within New York, notwithstanding any conflict of law provisions to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b) Jurisdiction. Except that ABG may bring: (i) an equitable proceeding in any jurisdiction where appropriate by reason of its subject matter, and/or (ii) any proceeding related to any claims made by ABG for amounts payable from Company hereunder in any jurisdiction where appropriate by reason of Company's domicile and/or minimum contacts with such jurisdiction, the Parties hereby agree that: any other action which in any way involves the rights, duties and obligations of any Party hereto under this Agreement shall be brought in courts located in New York County, New York, and the Parties hereby submit to the personal jurisdiction of such courts. Each of the Parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court. The Parties agree that service of process deposited in certified or registered mail addressed to the other Party at the address for the other Party set forth in this Agreement shall be deemed valid service of process for all purposes.

(c) Waiver of Trial by Jury. Each of the Parties hereby waives the right to trial by jury in any and all actions or proceedings in any court, whether the same is between them or to which they may be Parties, and whether arising out of, under, or by reason of this Agreement, or any acts or transactions hereunder or the interpretation or validity thereof, or out of, under or by reason of any other contract, agreement or transaction of any kind, nature or description whatsoever, whether between them or to which they may be Parties.

17. Assignability.

(a) This Agreement is of a personal nature with respect to Company, and therefore Company shall not assign, sub-license, encumber or transfer this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any change of ownership, control or otherwise, without Approval. Any attempted assignment sub-license, encumbrance or transfer by Company in violation of the foregoing shall be void and of no force or effect. ABG shall have the right to assign, encumber and/or transfer any or all of its rights and/or obligations under this Agreement, in any form or manner, without the knowledge, consent or approval of Company. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.

(b) Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that (i) the Agreement is a personal services contract under which ABG is relying on performance by Company, in which ABG has placed its trust and confidence, (ii) Company provides unique goods and services under this Agreement that are personal in nature to the Company, and (iii) ABG is relying on Company's performance in particular under this Agreement and would be irreparably harmed by the assignment of this Agreement by Company without ABG's prior written consent. The Parties further hereby acknowledge and agree that (A) this Agreement is subject to applicable law governing trademarks, including 15 U.S.C. § 1051 et seq. (the "Lanham Act"), (B) under applicable law, this Agreement shall not be assignable by Company without ABG's prior written consent, and (C) ABG is relying on the restrictions on assignability under applicable law, including the Lanham Act, and under this Agreement, to allow ABG to satisfy its duty to control the quality of goods sold under the Licensed Property.  The Parties further hereby acknowledge and agree that as a result of the foregoing, in the event that Company becomes a debtor in a bankruptcy case under 11 U.S.C. § 101 et seq. (the "Bankruptcy Code"), (x) this Agreement shall not be assignable by Company without ABG's consent, pursuant to section 365(c)(1) of the Bankruptcy Code, and (y) ABG shall be permitted to exercise its right to terminate this Agreement, pursuant to section 365(e)(2) of the Bankruptcy Code.

18. Notices.

(a) Requirements for Notices. All notices, requests, demands and other communications required or permitted to be made hereunder ("Notices") shall be in writing, in the English language, and signed by an approved employee of the Party delivering such notice. All such Notices shall be deemed duly given: (i) at the time of delivery, if hand delivered to the corporate office for the Party to whom Notice is being delivered, against a signed receipt therefor; (ii) one (1) day after dispatch, if sent to the Party at the address and/or contact listed in this Agreement for such type of Notice, by: (A) registered or certified mail, return receipt requested, first class postage prepaid, or (B) nationally recognized overnight delivery service; or (iii) at the time of transmission, if sent to the Party at the address and/or contact listed in this Agreement for such type of Notice, by: (A) confirmed facsimile transmission; or (B) e-mail transmission; provided, however, that any such Notice sent pursuant to Section 18(a)(iii) of this Agreement shall only be deemed duly given if a copy of such Notice is also sent by one (1) or more methods pursuant to Sections 18(a)(i) and/or 18(a)(ii) herein. Either Party may alter the address to which Notices are to be sent hereunder by giving Notice of such change to the other Party in conformity with the provisions of this Section.

(b) Company's Addresses for Notices. All Notices to Company shall be delivered to Company at the address for Company specified in the preamble to this Agreement to the attention of Richard Wright, CEO and Michael Reagan, Esq.

(c) ABG's Addresses for Notices. All Notices to ABG shall be delivered to ABG as follows:

(i) If to ABG for questions about submitting Approval requests:

c/o Authentic Brands Group, LLC

 1411 Broadway, 21st Floor

New York, NY 10018

Attention: Approvals Department

Email: approvals@abg-nyc.com

Facsimile Number: (212) 760-2419

(ii) If to ABG for any other reason:

c/o Authentic Brands Group, LLC

 1411 Broadway, 21st Floor

New York, NY 10018

Attention: Legal Department

Email: legaldept@abg-nyc.com

Facsimile Number: (212) 760-2419

19. Miscellaneous.

(a) Relationship of the Parties. This Agreement does not constitute and shall not be construed to constitute an agency, partnership, joint venture or any other type of unnamed relationship between ABG and Company. Neither Party shall have the right to obligate or to bind the other Party in any manner whatsoever, and nothing contained in this Agreement shall give or is intended to give any rights of any nature to any third party. ABG and Company both acknowledge and agree that state and federal franchise Laws do not and will not apply to this Agreement or to the relationship between Company and ABG, or to any of their respective rights or obligations hereunder. The Parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise Laws.

(b) Default Expenses. If either Party defaults with respect to any obligation under this Agreement, the defaulting Party shall indemnify the non-defaulting Party against and reimburse the non-defaulting Party for all reasonable attorney's fees and all other costs and/or expenses resulting or made necessary by the bringing of any action, motion or other proceeding to enforce any of the terms, covenants or conditions of this Agreement.

(c) Entire Agreement. This Agreement (inclusive of all Exhibits and/or Schedules referenced herein) sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. This Agreement may only be amended or modified by written agreement, duly executed by authorized signatories of, and delivered by, each of the Parties hereto. The express terms of this Agreement shall control and supersede any course of dealing or performance, and/or usage of trade, that is inconsistent with any of the terms hereof.

(d) Waiver & Delays. A waiver by any Party of any provision, breach or default of, or rights under, this Agreement, shall: (i) only be effective if signed by an authorized signatory of the Party waiving the same, (ii) not bar the exercise of the same right on any subsequent occasion or any other right at any time, and (iii) not constitute a continuing waiver of such or any other provision, breach, default or right. Neither the failure of nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege. Acceptance of payments by ABG shall not constitute a waiver by ABG of any breach of or default by Company in connection herewith or with its performance hereunder, and shall not be deemed an election from among available remedies.

(e) Severability. If any term or provision of this Agreement, as applied to either Party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, then: (i) such provision shall be eliminated to the minimum extent necessary, and (ii) such provision shall be reformed and rewritten so as to most closely reflect the intention of ABG and Company, such that this Agreement shall otherwise remain in full force and effect and enforceable. Notwithstanding the foregoing, if any term or provision of this Agreement pertaining to the payment of monies to either Party shall be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, such Party shall have the right to terminate this Agreement as provided herein.

(f) Further Assurances. Company shall execute and deliver to ABG any and all documents (including, without limitation, short form assignments) requested by ABG, in ABG's sole discretion, to perfect ABG's right, title and interest in and to all of the Brand Rights and/or to effectuate the purpose and intent of this Agreement, and Company shall cooperate with ABG in connection with the same. Company hereby irrevocably appoints ABG as Company's attorney-in-fact to execute in Company's name and on Company's behalf any and all instruments and documents which ABG has requested Company to execute in accordance with the terms of this Agreement, but which for whatever reason, Company failed to execute and return to ABG within five (5) days of ABG's request therefor. This power is coupled with an interest.

(g) Form & Construction. Section and Sub-Section headings in this Agreement are included for ease of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement: (i) the masculine gender shall include the feminine and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to conform to the subject matter actually existing, and (ii) the term 'including' shall means "including, without limitation" unless otherwise specifically provided. Each Party has cooperated in the drafting and preparation of this Agreement, and no dispute with respect to this Agreement should be resolved based on the conclusion that either Company or ABG was the drafter.

(h) Other Agreements. Nothing contained in this Agreement shall be considered a precedent for any future agreements that ABG or ABG's affiliates may enter into with Company or any other third party, and neither Party hereto shall, either during the Term of at any time thereafter, quote this Agreement as the standard of practice or agreed upon terms in any other agreement between the Parties or their affiliates.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) agreement binding on all Parties hereto notwithstanding that all of the Parties hereto are not signatories to the same counterpart. Each of the Parties agrees that an electronic signature evidencing a Party's execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

(j) Exhibits and Schedules. All Exhibits and Schedules referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

(k) Transaction Expenses. Each Party shall be responsible for its own expenses relating to the negotiation of this Agreement.

(l) Currency & Exchange Rate. All sums set forth in this Agreement are, and are intended to be, expressed in United States Dollars ($ USD). All payments of due under this Agreement shall be paid in the United States in United States Dollars at the Foreign Exchange Rate (as hereinafter defined). For the purposes hereof, the term "Foreign Exchange Rate" means, for any particular currency, the spot rate for such currency as quoted at www.oanda.com (to the extent that www.oanda.com provides quotations therefore, or such other resource that is mutually satisfactory to the ABG and Company) at 9:00 a.m. Eastern Time, on the date on which any relevant payment hereunder is due.

AGREED & ACCEPTED:

COMPANY:	ABG:
The Alkaline Water Company, Inc. d/b/a Alkaline88	ABG-Shaq, LLC

By:/s/ Richard A. Wright	By: /s/ Jay Dubiner
Print: Richard A. Wright	Print: Jay Dubiner
Title: President and CEO	Title: General Counsel
Date: May 12, 2021	Date: May 11, 2021

I have read the foregoing Agreement and consent to the execution thereof by ABG-Shaq, LLC ("ABG-Shaq").  Without limiting the generality of the foregoing, I hereby confirm that ABG-Shaq has the full right and authority to grant all rights granted in the foregoing Agreement, and I hereby agree to be bound by all of the terms thereof and to render all services required of me pursuant thereto, unless the Agreement is otherwise terminated pursuant to the terms thereof, whether or not ABG-Shaq performs its obligations under its contract with me and whether or not such contract remains in effect and whether or not ABG-Shaq or its successors in interest should be dissolved, become insolvent or cease to exist or for any other reason whatsoever (including, without limitation, entering into any type of bankruptcy or similar proceeding) fail, be unable or refuse to perform and observe any or all of the conditions of the foregoing Agreement requiring performance or compliance on its part.  I further agree to look solely to ABG-Shaq for any and all compensation to which I may be entitled by reason of the foregoing Agreement or any services rendered by me pursuant thereto.

/s/ Shaquille O'Neal

Shaquille O'Neal

May 10, 2021

Date

This Exhibit A is attached to and made part of the Agreement between ABG-Shaq, LLC ("ABG") and The Alkaline Water Company, Inc. d/b/a Alkaline88 ("Company") dated as of the Effective Date.

EXHIBIT A

Personality's Rider

Air Travel:

Corporate private jet, or other private air travel option, if available and appropriate under the circumstances (as determined by ABG but only from when Personality is part of the traveling party and not when the traveling party is just Personality's Traveling Companions as set forth in Section 3(d)) and if not, then no less than first class round-trip airfare for Personality plus no less than two (2) individual(s) in addition to Personality (the "Traveling Companion(s)").

Hotel/Lodging:

Five (5)-star hotel (suite level or higher for Personality), with separate rooms (which may be regular/non-suite rooms) at the same hotel for Traveling Companions.

Ground Transportation:

Private, high-end ground transportation to and from airports and Appearance locations.

Security:

Security detail and personnel mutually agreed-to by the Parties.

Meals:

Preferred Meal: large chicken Caesar salad with dressing on the side.

Make Up:

Personality-approved makeup.

Specific to Photo/Video Shoots:

Personality-preferred or pre-approved photographer, director, lighting personnel in connection with any and all Services.